Exhibit 10.1

PURCHASE AGREEMENT

This Agreement (the "Agreement"), dated as of June 27, 2016 (the “Effective Date”), is made by and between ACQUIPORT MILFORD LLC, a Delaware limited liability company (the “Seller”), and VEREIT ACQUISITIONS, LLC, a Delaware limited liability company (the “Buyer”).

ARTICLE 1

PURCHASE AND SALE OF PROPERTY
Section 1.1    Property Sold. Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, subject to the terms, covenants and conditions set forth herein, the property commonly known as 2000 Eastman Drive, Milford, Ohio 45150 consisting of the following (collectively, the “Property”):
(a)    Real Property. Fee simple title to that certain real property described in Exhibit A attached hereto and made a part hereof, together with (i) all buildings, structures, landscaping and other improvements located thereon, including without limitation, all of Seller’s interest in all mechanical systems, fixtures and equipment; electrical systems, fixtures and equipment; heating systems, fixtures and equipment; and plumbing systems, fixtures and equipment and any other improvements owned by Seller located on such real property (the “Improvements”), and (ii) all of Seller’s right, title and interest in and to all (1) parking lots, sidewalks, roadway and walkways located on such real property, (2) rights, benefits, privileges, easements, tenements, hereditaments, rights-of-way and other appurtenances thereon or in any way appertaining to such real property, and (3) mineral, water, irrigation and other property rights, if any, running with or otherwise pertaining to such real property (collectively, the “Real Property”).
(b)    Lease. All of Seller’s interest in and to that certain lease and any amendments thereto (the “Lease”) identified on Exhibit B attached hereto and made a part hereof.
(c)    Documents. All of Seller’s right, title and interest in and to all assignable architectural and engineering plans, drawings and/or specifications and surveys, in each case within Seller’s possession or control (the “Plans”); and service and maintenance contracts to which Seller is a party which pertain to the Property (the “Contracts”).
(d)    Personal Property. Any personal property, tangible and intangible now or hereafter owned by Seller and situated on and used in connection with the Property (“Personal Property”).

(e)    Licenses. All assignable permits, certificates of occupancy, development rights, utility capacities, licenses, approvals or other governmental authorizations possessed by Seller, if any, with regard to the operation of the Real Property or Personal Property (“Licenses”).
(g)    Warranties. All assignable warranties and guaranties related to the Property or any part thereof, if any, to which Seller is a party (“Warranties”).
Section 1.2    Purchase Price.
(a)    The purchase price for the Property is THIRTY TWO MILLION SEVEN HUNDRED FIFTY THOUSAND DOLLARS ($32,750,000) (the “Purchase Price”).
(b)    The Purchase Price will be paid as follows:
(1)    Deposit. Within two (2) business days after the execution of this Agreement by Seller and Buyer, Buyer shall deposit in escrow with First American Title Insurance Company, National Commercial Services, 2425 E. Camelback Road, Suite 300, Phoenix, Arizona 85016, Attention: Brandon Grajewski (the “Title Company”) the amount of Five Hundred Thousand Dollars ($500,000) (the “Earnest Money”) to be held in accordance with this Agreement, including the provisions of Section 10.16 herein. Buyer's deposit of the Earnest Money with the Title Company within the prescribed time period is a condition precedent to the effectiveness of this Agreement; and, if Buyer fails to deliver the Earnest Money to the Title Company within the time prescribed, this Agreement will be of no further force and effect. The Earnest Money shall be held in an interest bearing account and all interest thereon shall be deemed a part of the Earnest Money. Should Buyer elect to cancel and terminate this Agreement pursuant to Section 3.1 (“Approval; Non-Satisfaction”), Section 4.3 (“Exception Matters”), Section 5.3 (“Title Objections”), Section 9.7 (“Buyer’s Closing Conditions”), Section 10.1 (“Remedies”), Section 6.1 (“Casualty”) or Section 6.2 (“Condemnation”) below, then the Deposit will be returned to Buyer and Buyer and Seller will be released and relieved from all obligations and liabilities hereunder, except that Buyer either will (i) promptly return to Seller all copies, or (ii) deliver a written certification to Seller of the destruction, of the Property Information provided to Buyer (but excluding copies thereof maintained in electronic format in Buyer’s data archives) and, upon Seller’s request and payment by Seller to Buyer of Buyer’s actual cost thereof, Buyer shall deliver to Seller any third party reports in respect of the Property obtained by Buyer and Buyer will continue to be liable for those obligations under Sections 2.5, 7.3, 10.4 and 10.8, which will survive cancellation or termination of this Agreement (the “Surviving Obligations”). If the Closing as contemplated hereunder should occur, then the Earnest Money will be paid by the Title Company to Seller at the Closing, and the Earnest Money will be credited against the Purchase Price payable by Buyer to Seller at the Closing. The Earnest Money will be non-refundable to Buyer except that the Earnest Money will be refundable to Buyer if this Agreement is canceled and terminated by Buyer under Section 3.1 (“Approval; Non-Satisfaction”), Section 4.3 (“Exception Matters”), Section 5.3 (“Title Objections”), Section 9.7 (“Buyer’s Closing Conditions”), Section 10.1 (“Remedies”), Section 6.1 (“Casualty”), Section 6.2 (“Condemnation”) below, or by Seller under Section 9.8 below (“Seller’s Closing Conditions”).

(2)    Balance. The balance of the Purchase Price, subject to adjustment for all credits, prorations and closing costs provided for in this Agreement, will be paid to the Title Company in cash or by wire transfer of other immediately available funds at the Closing hereunder (as defined below).
ARTICLE 2

REVIEW AND INSPECTIONS
Section 2.1    Documents to be Delivered. To the extent not previously provided to Buyer, within two (2) business days after Buyer pays the Earnest Money to the Title Company, Seller will provide Buyer with copies of the following documents pertaining to the Property, all of which will be provided, except as otherwise specifically provided for in Section 4.1 herein, without any representations or warranties including, without limitation, any representations or warranties as to the accuracy or completeness thereof, or the fitness thereof for any particular purpose (herein collectively the “Property Information”):
(a)    A copy of the Lease.
(b)    The Contracts, and to the extent in Seller’s possession or control, copies of the Plans, the Warranties and the Licenses.
(c)    The Commitment (as defined herein) for the Property.
(d)    The existing survey for the Property (the “Existing Survey”).
(e)    A copy of the Phase I Environmental Site Assessment, dated November, 1999, prepared by BEM Systems, Inc. (the “Existing Environmental Report”).
Section 2.2    Contingency Period. The period of time commencing on the Effective Date and ending at 5:00 p.m. New York time on July 15, 2016 (the “Contingency Period”).
Section 2.3    Buyer’s Inspections and Review. Subject to Section 2.4 herein, from the date hereof, through the expiration of the Contingency Period in the event Buyer has not terminated this Agreement during the Contingency Period, upon no less than two (2) business days advance notice to Seller (or such shorter period of time as may be approved by Seller), and subject at all times to the rights of Siemens Real Estate, a division of Siemens Corporation (the “Tenant”) and the requirements of the Lease, Buyer or its agents may make inspections, tests, surveys, audits or reviews of the Property and the books and records of Seller related thereto, other than Seller Documents, all at Buyer’s sole cost and expense, and without unreasonably disturbing or interfering with Tenant. Buyer shall also be permitted to request an interview with Tenant under the Lease, accompanied by the Seller (if Seller so chooses), upon no less than two (2) business days advance notice to Seller, at a time and place agreed to by Tenant, and Buyer shall not otherwise contact Tenant or any of its employees, officers, directors, agents or contractors regarding the Property without the consent of Seller. Notwithstanding the foregoing, Seller’s election not, or inability, to have a representative present for any properly noticed Tenant interview shall not limit, restrict or modify Buyer’s rights hereunder in any respect. For purposes of this Agreement “Seller Documents” means: (a) any agreement or document concerning Seller, but not the Property or any aspect thereof; (b) Seller’s financial records unrelated to the Property, including all consolidated federal income tax returns of Seller for the last three (3) years; (c) any agreements of Seller concerning the Property that are no longer in effect as of the date of this Agreement or that will no longer be in effect as of the Closing Date; (d) Seller’s loan documents or other financing agreements that encumber the Property and will be released at or prior to the Closing or that do not encumber the Property; (e) all agreements and correspondence among Seller, its officers, directors, partners, members, and their respective financial or legal advisors or counsel; (f) all agreements and correspondence between Seller and its accountants or other service providers which are unrelated to the operation of the Property; (g) any property condition reports or appraisals; and (h) all proprietary information. Notwithstanding anything to the contrary set forth above, it is expressly acknowledged and agreed that (i) the Property Information and the books and records will be provided only to the extent the same are in the possession or control of Seller, and (ii) except as otherwise specifically provided for in Section 4.1 herein, the Property Information and books and records are and will be provided without any representations or warranties, including, without limitation, any representations or warranties as to the accuracy or completeness thereof, or the fitness thereof for any particular purpose. Buyer agrees to repair any physical damage to the Property caused by Buyer’s activities under this Section, which obligation of Buyer will survive any termination of this Agreement. Prior to, and as a condition to any entry on the Property by Buyer or its agents for the purposes set forth in this Section 2.3, Buyer shall deliver to Seller a certificate of insurance evidencing commercial general liability coverage (including coverage for contractual indemnities) with a combined single limit of at least $1,000,000.00 per occurrence and $2,000,000 aggregate, in a form reasonably acceptable to Seller, covering any activity, accident or damage arising in connection with Buyer or agents of Buyer on the Property, and naming Seller and Tenant as additional insureds. Such policy shall contain a waiver of subrogation in favor of Seller, and coverage for the additional insureds shall apply on a primary and non-contributory basis.
Section 2.4    Environmental Inspections. The inspections under Section 2.3 may include non-invasive Phase I environmental inspections of the Property, but no Phase II environmental inspections or other invasive inspections or sampling of soil, ground water or construction materials will be performed without prior written consent of Seller, which consent may be withheld in Seller’s sole discretion, and if consented to by Seller, the proposed scope of work and the party who will perform the work will be subject to Seller’s reasonable approval.
Section 2.5    Entry and Indemnity. In connection with any entry by Buyer, or its agents, employees or contractors onto the Property, Buyer will give Seller reasonable advance notice of such entry (which notice may be by email) and will conduct such entry and any inspections in connection therewith (a) during normal business hours, (b) so as to minimize, to the greatest extent possible, interference with Seller’s business and the business of Tenant, (c) in compliance with the Lease and all applicable laws, and (d) otherwise in a manner reasonably acceptable to Seller.
Buyer will indemnify and hold Seller harmless from and against any costs, damages, liabilities, losses, expenses, liens or claims (including, without limitation, court costs and reasonable attorneys’ fees and disbursements) caused by or arising out of any entry on the Property by Buyer, its agents, employees or contractors in the course of performing the inspections, testings or inquiries provided for in this Agreement, including, without limitation, any damage to the Property or any claims made by Tenant; provided that Buyer will not be liable to Seller as a result of the discovery by Buyer of a pre-existing condition on the Property except to the extent the activities of Buyer, its agents, representatives, employees, contractors or consultants exacerbate the condition. Buyer’s indemnification obligations under this Section 2.5 will survive any cancellation or termination of this Agreement.
ARTICLE 3

APPROVAL; NON-SATISFACTION
Section 3.1    Approval; Non-Satisfaction. If at any point prior to the end of the Contingency Period Buyer determines, for no reason or any reason, that the Property is not acceptable to Buyer, in its sole discretion, then Buyer may, by written notice to Seller cancel and terminate this Agreement (“Buyer’s Cancellation Notice”) and, upon Seller’s receipt of the Buyer’s Cancellation Notice, the Earnest Money, together with any interest accrued thereon, will be refunded to Buyer, and the parties will be mutually released from all liabilities and obligations hereunder, except that Buyer either will (i) promptly return to Seller all copies, or (ii) deliver a written certification to Seller of the destruction, of the Property Information provided to Buyer (but excluding copies thereof maintained in electronic format in Buyer’s data archives), upon Seller’s request and payment by Seller to Buyer of Buyer’s actual cost thereof, Buyer shall deliver to Seller any third party reports in respect of the Property obtained by Buyer, and Buyer will continue to be liable for the Surviving Obligations. Buyer’s failure to timely deliver Buyer’s Cancellation Notice shall constitute an irrevocable waiver of its right to terminate this Agreement pursuant to this Article 3.
ARTICLE 4

WARRANTIES
Section 4.1    Representations and Warranties of Seller. Seller hereby makes the following representations and warranties to Buyer:
(a)    Seller has been duly organized, is validly existing, and is in good standing in the State of its formation. Seller has the power and authority to enter into this Agreement and all documents executed by Seller which are to be delivered to Buyer at Closing and to perform its obligations hereunder and thereunder.
(b)    This Agreement has been, and all documents executed by Seller which are to be delivered to Buyer at Closing will be, duly authorized, executed and delivered by Seller, and this Agreement does not and such other documents will not violate any provision of any agreement or judicial order to which Seller is a party or to which Seller or the Property is subject.

(c)    True and complete copies of the Lease will be provided to Buyer as part of the Property Information, except that Seller does not have a copy of the Assignment, dated September 30, 1993, from Duke Associates No. 73 Limited Partnership to Duke Realty Limited Partnership. As of the Effective Date, the Lease is in full force and effect. As of the Effective Date, (i) Seller has no knowledge of any material monetary defaults by Tenant or Seller under the Lease, (ii) Seller has not sent written notice to Tenant under the Lease claiming that Tenant is in default under the terms of the Lease, which default remains uncured, (iii) Seller has not received written notice from Tenant under the Lease claiming that Seller is in default under the terms of the Lease, which default remains uncured, and (iv) since the execution of the Seventh Amendment to Lease between Seller and Tenant, Seller has not received any notice or correspondence from Tenant or Tenant’s agents indicating any desire, willingness or intent to vacate all or any material portion of the Property or amend, modify, assign, sublease or terminate the Lease, and Seller has not received any notice or correspondence from Tenant or on behalf of Tenant requesting the consent of Seller to any of the foregoing. All leasing commissions due and payable with respect to the Lease as of the Effective Date have been or will be paid prior to Closing, and Seller is not a party to any leasing commission agreement which will survive the Date of Closing. There are no unused free rent periods, rental abatements or other concessions or inducements due to Tenant, nor any amounts due by Seller under the Lease for any tenant improvements or for any other matters, except for a tenant improvement allowance, which as of the Effective Date was in the amount of $5,972,805 and which must be utilized by Tenant on or before April 30, 2022, and as otherwise may be disclosed in the Tenant Estoppel Certificate. Except for the Lease or otherwise disclosed by the Commitment, Seller has granted no other leases, licenses or other occupancy agreements with respect to the Property.
(d)    All of the Contracts pertaining to the operation of the Property which will continue after the Closing, other than those disclosed in the Title Commitment, are set forth in Schedule A attached hereto. True and correct copies of the Contracts have been delivered to Buyer. As of the Effective Date, (i) Seller has not received written notice from any vendor that Seller is in default under any of the Contracts, and (ii) Seller has not sent any written notice of default to any vendor under the Contracts, which default remains uncured.
(e)    Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code of 1986, as amended and any related regulations.
(f)    Other than property related claims and actions which are fully covered by Seller’s deductible and insurance, or for which Tenant is responsible under the Lease, Seller has not received any written notice of any pending, and to Seller’s knowledge, there is no threatened, (i) action, suit, claim, investigation or proceeding, whether legal or administrative or in mediation or arbitration, at law or in equity against Seller, before or by any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, which may, in any manner, affect the validity or enforceability of this Agreement or any of the Transfer Documents, or would prevent Seller from performing its obligations pursuant to this Agreement, and (ii) judgments, decrees or orders entered on a suit or proceeding against Seller, an adverse decision in which might, or which judgment, decree or order does, materially and adversely affect Seller’s ability to perform its obligations pursuant to, or Buyer’s rights under, this Agreement, or which seeks to restrain, prohibit, invalidate, set aside, rescind, prevent or make unlawful this Agreement or the carrying out of this Agreement, the transactions contemplated hereby or the Transfer Documents.
(g)    Seller has not received any written notice of any condemnation or eminent domain proceedings pending, or to Seller’s knowledge, threatened against the Real Property.
(h)    Seller is not the subject of any existing, pending, threatened or contemplated bankruptcy, solvency or other debtor’s relief proceeding.
(i)    Seller is not acting, directly or indirectly for, or on behalf of, any person, group, entity or nation named by any Executive Order of the President of the United States of America (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department, as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, or nation pursuant to any law that is enforced or administered by the United States Office of Foreign Assets Control, and is not engaging in this transaction, directly or indirectly, on behalf of, or instigating or facilitating this transaction, directly or indirectly, on behalf of, any such person, group, entity or nation.
(j)    Seller has not received any written notice in the last twenty four (24) months of any violation issued with regard to any applicable regulation, ordinance, requirement, covenant, condition or restriction relating to the present use or occupancy of the Property from any governmental authority or agency having jurisdiction, which violation remains uncured.
(k)    Seller has not received any written notice of any suits or claims pending nor, to Seller’s knowledge, are any suits or claims threatened with respect to the Property or the Lease, which would materially and adversely affect Seller’s use and enjoyment of the Property.
(l)    Except as otherwise disclosed in the Existing Environmental Report, correspondence or other information obtained by or delivered to Buyer prior to the expiration of the Contingency Period and to Seller’s knowledge, as of the Effective Date, (i) Seller has not received written notice in the last twenty-four (24) months from any governmental entity alleging that Seller, Tenant’s operations at the Property or any portion of the Property is not in compliance with any Environmental Laws

(as hereinafter defined) and (ii) neither Seller nor any other person or Tenant has used, generated, processed, stored, released, transported or disposed Hazardous Materials (as hereinafter defined) on the Property, except in compliance with applicable Environmental Laws. “Hazardous Materials” means inflammable explosives, radioactive materials, asbestos, asbestos–containing materials, polychlorinated biphenyls, lead, lead-based paint, radon, under and/or above ground tanks, hazardous materials, hazardous wastes, hazardous substances, mold, oil, or related materials, which are listed or regulated in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 6901, et seq.), the Resources Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901, et seq.), the Clean Water Act (33 U.S.C. Section 1251, et seq.), the Safe Drinking Water Act (14 U.S.C. Section 1401, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801, et seq.), the Toxic Substance Control Act (15 U.S.C. Section 2601, et seq.), or any other applicable federal, state or local laws (collectively, “Environmental Laws”).
(m)    Other than this Agreement, Seller has not entered into any agreement under which Seller is or could become obligated to sell the Property or any portion thereof to a third party.
Each of the representations and warranties of Seller contained in this Section 4.1 is true as of the date of this Agreement, and will be deemed remade by Seller, and will be true in all material respects as of the date of Closing, subject in each case to any Exception Matters (as defined in Section 4.3(a) of this Agreement) and the provisions of Section 4.3(b) of this Agreement).
Section 4.2    Enforcement. The representations and warranties set forth in Section 4.1 and Section 4.4 (“Seller’s Warranties”) will be void, ab initio, and will lapse and terminate if this Agreement terminates or is terminated. If the Closing occurs, Seller’s Warranties will survive the Closing hereunder, for the benefit of Buyer, for a period ending at 5:00 p.m. New York time on the one hundred eightieth (180th) day after the Closing Date (the “Warranty Expiration Date”). No claim for a breach of any Seller Warranties, or the failure or default of a covenant or agreement of Seller that survives Closing, shall be actionable or payable unless the valid claims for all such breaches collectively aggregate more than Twenty Thousand and No/100 Dollars ($20,000.00); provided, however, in the event such aggregate threshold is exceeded, Seller’s liability shall be for the entire amount thereof, subject to Section 10.13 below. Seller will not be liable or responsible in any circumstances for any consequential damages or lost profits, and Buyer hereby releases and waives all claims for consequential damages and lost profits. If, on or prior to the date thirty (30) days after the Warranty Expiration Date, Buyer has not notified Seller, in writing, of any claim Buyer has against Seller for breach of any of Seller’s Warranties and commenced an action against Seller, Buyer will be forever barred and precluded from making a claim based upon any breach of the Seller’s Warranties, and Seller will be deemed released from all liabilities and obligations with respect thereto.
The representations and warranties set forth in Section 4.5 (“Buyer’s Warranties”) will be void, ab initio, and will lapse and terminate if this Agreement terminates or is terminated. If the

Closing occurs, Buyer’s Warranties will survive the Closing hereunder, for the benefit of Seller, until the Warranty Expiration Date. Buyer will not be liable or responsible in any circumstances for any consequential damages or lost profits, and Seller hereby releases and waives all claims for consequential damages and lost profits. If, on or prior to the Warranty Expiration Date, Seller has not notified Buyer, in writing, of any claim Seller has against Buyer for breach of any of Buyer’s Warranties and commenced an action against Buyer, Seller will be forever barred and precluded from making a claim based upon any breach of the Buyer’s Warranties, and Buyer will be deemed released from all liabilities and obligations with respect thereto.
Section 4.3    Exception Matters.
(a)    As used herein, the term “Exception Matter” will refer to (i) a fact, circumstance, potential claim, or other matter disclosed to Buyer, Assignee or any of each of their officers, directors, shareholders, members, managers, agents, employees or contractors (but, with respect to contractors, only to the extent that the fact, circumstance, potential claim, or other matter disclosed is within such contractors area of expertise) (collectively “Buyer’s Affiliates”) by Seller, Seller’s Broker or Tenant in writing before the Date of Closing, including, without limitation, all documents disclosed to Buyer or Buyer’s Affiliates via email or any online “data room” created by Seller or Seller’s Broker (provided that with respect to an update to the online “data room,” Seller or Seller’s Broker has notified Buyer by email that the online “data room” has been updated) or (ii) a fact, circumstance, potential claim, or other matter known by Buyer, Buyer’s Affiliates or Buyer’s contractors before the Date of Closing, that would make a representation or warranty of Seller contained in this Agreement untrue or incorrect. Buyer and Seller will promptly notify each other in writing of any Exception Matter of which it obtains knowledge before the Closing.
(b)    If any of Seller’s Warranties prove to be factually incorrect in any material respect, and Buyer does not agree to waive such breach of Seller’s Warranties, Seller shall have the option to adjourn the Closing for a period not to exceed sixty (60) days to endeavor to cause such Seller’s Warranties to be true, except if the change in facts, circumstance, potential claim, or other matter disclosed to Buyer or Buyer’s Affiliates by Seller, Seller’s Broker or Tenant in writing before the Date of Closing (including, via email or upload to any online “data room” created by Seller or Seller’s Broker (provided that with respect to an update to the online “data room,” Seller or Seller’s Broker has notified Buyer by email that the online “data room” has been updated)) results from (i) a notice relating to condemnation, the provisions of Section 6.2 shall govern or (ii) any permitted action of Seller pursuant to Sections 8.1 and/or 8.2 of this Agreement, such change in facts, circumstances, potential claim, or other matter disclosed to Buyer by Seller in writing before the Date of Closing shall constitute an Exception Matter for purposes of Seller’s Warranties in Section 4.1(c), (d) and (n), but the provisions of this Section 4.3(b) shall not apply and Buyer shall proceed to Closing hereunder notwithstanding such changed fact or circumstance. In the event Seller is unable to cause such Seller’s Warranties to be true within the period described in this subparagraph, or Seller notifies Buyer that it will not undertake to cause the Seller’s Warranties to be true, then Buyer may terminate this Agreement by delivering notice of such termination to Seller within five (5) days after expiration of the date by which Seller had the right to cure such Exception Matter or Seller notified Buyer that it will not undertake to cure such representation. Upon such termination, the Earnest Money shall be returned to Buyer by the Title Company and, thereafter,

Buyer and Seller shall have no further rights, liabilities or obligations hereunder, except that Buyer either will (i) promptly return to Seller all copies, or (ii) deliver a written certification to Seller of the destruction of the Property Information provided to Buyer (but excluding copies thereof maintained in electronic format in Buyer’s data archives), and Buyer will continue to be liable for the Surviving Obligations. Buyer’s failure to deliver such termination notice within the time set forth above shall be deemed a waiver of Buyer’s right to terminate this Agreement by reason of an Exception Matter, Buyer shall proceed to Closing and consummate the acquisition of the Property subject to and by accepting such Exception Matter without reduction in the Purchase Price and Seller will have no liability with respect to such Exception Matter, notwithstanding any contrary provision, covenant, representation or warranty contained in this Agreement. Notwithstanding anything to the contrary contained herein, the provisions of this Section 4.3(b) shall not apply to an Exception Matter described in Section 4.3(a)(ii) of which Buyer or Buyer’s Affiliates had knowledge on or prior to the expiration of the Contingency Period if Buyer does not terminate this Agreement in accordance with the terms of Section 3.1 of this Agreement. In such event, Buyer shall be deemed to have waived its right to terminate this Agreement as a result of such Exception Matter, Buyer shall proceed to Closing and consummate the acquisition of the Property subject to and by accepting such Exception Matter without reduction in the Purchase Price and Seller will have no liability with respect to such Exception Matter, notwithstanding any contrary provision, covenant, representation or warranty contained in this Agreement. In addition, if Buyer, its agents, employees or contractors had knowledge of a fact, circumstance, potential claim, or other matter before the Date of Closing that would make a representation or warranty of Seller contained in this Agreement untrue or incorrect and Buyer failed to notify Seller thereof prior to the Date of Closing, Seller’s Warranties shall be deemed modified by such Exception Matter and Seller will have no liability with respect to such Exception Matter, notwithstanding any contrary provision, covenant, representation or warranty contained in this Agreement. Notwithstanding anything to the contrary contained in this Agreement, if any of Seller’s Warranties was false or untrue in any material respect when made or if any of Seller’s Warranties is made to be false or untrue in any material respect after the Effective Date as a result of actions of Seller, such falsity or untruth shall constitute a default of Seller hereunder and entitle Buyer to pursue the rights and remedies available to it pursuant to Section 10.1(b)(i) hereof.
Section 4.4    Seller’s Knowledge. For purposes of this Agreement, whenever the phrase “to Seller’s knowledge” or the “knowledge” of Seller or words of similar import are used, they will be deemed to mean and are limited to the current actual knowledge only of Lara Johnson and Steven Spayer, without inquiry, and not any implied, imputed or constructive knowledge of such individual or of Seller; it being understood and agreed that such individuals will have no personal liability in any manner whatsoever hereunder or otherwise related to the transactions contemplated hereby. Seller hereby represents and warrants to Buyer that Lara Johnson is the individual with primary responsibility on behalf of Seller for the transaction contemplated by this Agreement and Steven Spayer is the individual currently responsible for asset management of the Property.
Section 4.5    Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

(a)    Buyer is duly organized, validly existing and in good standing in the State in which it was formed, and is, or will be prior to Closing, qualified to do business in the State in which the Property is located. This Agreement has been, and all documents executed by Buyer which are to be delivered to Seller at Closing will be, duly authorized, executed and delivered by Buyer.
(b)    Buyer represents and warrants to Seller that this Agreement and all documents executed by Buyer which are to be delivered to Seller at Closing do not and at the time of Closing will not violate any provision of any agreement or judicial order to which Buyer is a party or to which Buyer is subject. There is no action or proceeding pending or, to Buyer’s knowledge, threatened against Buyer which challenges or impairs Buyer’s ability to execute or perform its obligations under this Agreement.
(c)    Buyer is not acting, directly or indirectly for, or on behalf of, any person, group, entity or nation named by any Executive Order of the President of the United States of America (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department, as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, or nation pursuant to any law that is enforced or administered by the United States Office of Foreign Assets Control, and is not engaging in this transaction, directly or indirectly, on behalf of, or instigating or facilitating this transaction, directly or indirectly, on behalf of, any such person, group, entity or nation; provided, however, that with respect to parties owning direct or indirect interests in Buyer or any affiliate of Buyer, Seller acknowledges that Buyer has relied exclusively on its transfer agent and/or U.S. broker-dealer network to implement the normal and customary investor screening practices mandated by applicable law and FINRA regulations in making the foregoing representations. Furthermore, Buyer makes no representation or warranty under this Section 4.5(c) with respect to indirect owners of Buyer or any affiliate of Buyer whose indirect ownership derives from ownership in publicly-traded companies, and Buyer’s representations and warranties with respect thereto are limited to Buyer’s actual knowledge.
Section 4.6    Buyer’s Independent Evaluation. As of the expiration of the Contingency Period, Buyer will have, or will have had ample opportunities to have, to the extent Buyer deems necessary:
(a)    Examined and inspected the Property and will know and be satisfied with the physical condition, quality, quantity and state of repair of the Property in all respects, and by proceeding with this transaction following the expiration of the Contingency Period will be deemed to have determined that the same is satisfactory to Buyer;
(b)    Reviewed the Lease and all other Property Information, and Buyer, by proceeding with this transaction following the expiration of the Contingency

Period, will be deemed to have determined that the same and the information and data contained therein and evidenced thereby are satisfactory to Buyer;
(c)    Reviewed all applicable laws, ordinances, rules and governmental regulations (including, but not limited to, those relating to building, zoning and land use) affecting the development, use, occupancy or enjoyment of the Property, and Buyer, by proceeding with this transaction following the expiration of the Contingency Period, will be deemed to have determined that the same are satisfactory to Buyer; and
(d)    Investigated, examined and approved the presence or absence of Hazardous Materials in, on or under the Property, and the presence of lead-containing dust in the building, which investigations, examinations or audits will be performed or arranged by Buyer, at Buyer’s sole expense, prior to the end of the Contingency Period.
Nothing contained herein shall negate Buyer’s reliance on Seller’s Warranties, subject to Exception Matters and the provisions of Section 4.3(b) of this Agreement.
Section 4.7    AS-IS. EXCEPT FOR SELLER’S WARRANTIES IN SECTION 4.1 AND SECTION 4.4 OF THIS AGREEMENT AND SELLER’S WARRANTIES IN THE DEED (COLLECTIVELY, THE “SELLER’S REPRESENTATIONS AND WARRANTIES”), THIS SALE IS MADE WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND (WHETHER EXPRESS OR IMPLIED) BY SELLER. AS A MATERIAL PART OF THE CONSIDERATION FOR THIS AGREEMENT, EXCEPT FOR BUYER’S RELIANCE UPON SELLER’S REPRESENTATIONS AND WARRANTIES, BUYER AGREES TO ACCEPT THE PROPERTY ON AN “AS IS” AND “WHERE IS” BASIS, WITH ALL FAULTS, AND WITHOUT ANY REPRESENTATION OR WARRANTY, ALL OF WHICH SELLER HEREBY DISCLAIMS. EXCEPT FOR SELLER’S REPRESENTATIONS AND WARRANTIES, NO WARRANTY OR REPRESENTATION IS MADE BY SELLER WITH RESPECT TO THE PROPERTY AS TO FITNESS FOR ANY PARTICULAR PURPOSE, MERCHANTABILITY, DESIGN, QUALITY, CONDITION, OPERATION OR INCOME, COMPLIANCE WITH DRAWINGS OR SPECIFICATIONS, ABSENCE OF DEFECTS, ABSENCE OF HAZARDOUS OR TOXIC SUBSTANCES, THE PRESENCE OF LEAD-CONTAINING DUST, ABSENCE OF FAULTS, FLOODING, OR COMPLIANCE WITH LAWS AND REGULATIONS INCLUDING, WITHOUT LIMITATION, THOSE RELATING TO HEALTH, SAFETY, AND THE ENVIRONMENT (INCLUDING, WITHOUT LIMITATION, THE ADA). BUYER ACKNOWLEDGES THAT BUYER HAS ENTERED INTO THIS AGREEMENT WITH THE INTENTION OF MAKING AND RELYING UPON ITS OWN INVESTIGATION OF THE PHYSICAL, ENVIRONMENTAL, ECONOMIC USE, COMPLIANCE, AND LEGAL CONDITION OF THE PROPERTY. EXCEPT AS EXPRESSLY SET FORTH HEREIN WITH RESPECT TO SELLER'S REPRESENTATIONS AND WARRANTIES BUT SUBJECT TO THE PROVISIONS OF SECTION 10.13 OF THIS AGREEMENT, BUYER EXPRESSLY RELEASES, AND WAIVES (TO THE EXTENT ALLOWED BY APPLICABLE LAW) ANY

CLAIMS UNDER FEDERAL LAW, STATE OR OTHER LAW, WHETHER IN LAW OR EQUITY THAT BUYER MIGHT OTHERWISE HAVE AGAINST SELLER RELATING TO THE USE, CHARACTERISTICS OR CONDITION OF THE PROPERTY WHETHER ARISING BEFORE OR AFTER THE CLOSING DATE, INCLUDING, WITHOUT LIMITATION, ANY PHYSICAL, ENVIRONMENTAL, ECONOMIC OR LEGAL CONDITION THEREOF AND ANY CLAIM FOR INDEMNIFICATION OR CONTRIBUTION ARISING UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION, AND LIABILITY ACT (42 U.S.C. SECTION 9601 ET SEQ.) OR ANY SIMILAR FEDERAL, STATE OR LOCAL STATUTE, RULE OR ORDINANCE RELATING TO LIABILITY OF PROPERTY OWNERS FOR ENVIRONMENTAL MATTERS.
/s/ TW
Buyer’s Initials
ARTICLE 5

TITLE MATTERS
Section 5.1    Commitment. Buyer has ordered a current title commitment (the “Commitment”) for an ALTA Owner’s Policy of Title Insurance from the Title Company showing the status of title of the Real Property and all exceptions, including liens, encumbrances, easements, restrictions, rights-of-way, covenants, reservations and other conditions, if any, affecting the Property, and shall cause the Title Company to deliver a copy thereof, together with complete, legible copies of all documents affecting the Property and referred to in the Commitment, to Seller’s attorney promptly after issuance thereof.
Section 5.2    Survey. The Existing Survey of the Property will be delivered to Buyer as part of the Property Information. Prior to the expiration of the Contingency Period, Buyer shall have an updated or new survey prepared for the Property (collectively, the “Updated Survey”), and delivered to the Title Company, at Buyer’s sole cost and expense, which Updated Survey shall comply with the most recent Survey Standards of the ALTA and NSPS.
Section 5.3    Title Objections. If the Commitment or Existing Survey shows exceptions or defects to which Buyer does not consent, Buyer will provide Seller with written notice of the objections to title raised by such matters (the “Title Objection Notice”) prior to the expiration of the Contingency Period. Buyer’s failure to make such objections within such period will constitute a waiver by Buyer of any objections to the marketability of title; provided that Buyer will be permitted to send an additional Title Objection Notice objecting to matters affecting title of which Buyer first becomes aware by an amendment, update or continuation of the Commitment after the Contingency Period (within five (5) days after Buyer’s receipt of notification thereof) or the Updated Survey (within five (5) days after Buyer’s receipt thereof, but in no event after the Contingency Period). If Buyer does timely provide a Title Objection Notice to Seller, Seller may send a notification to Buyer (the “Title Objection Response”) within three (3) business days after Buyer provides such Title Objection Notice to Seller (or within two (2) business days if Buyer provided a Title Objection Notice of any new title objection within five (5) days prior to the Closing Date), of which title objections, if any, Seller shall endeavor to cure (though Seller shall have no obligation to cure). Seller’s failure to deliver a Title Objection Response shall be deemed Seller’s election not to endeavor to cure the matters identified in Buyer’s Title Objection Notice. Buyer, within two (2) business days after the earliest to occur of (a) receipt of Seller’s Title Objection Response or deemed response that it will not endeavor to cure the title objection, or (b) Seller notifying Buyer that it is unable to cure a title objection it previously notified Buyer it would endeavor to cure, or (c) sixty (60) days from Buyer’s receipt of Seller’s Title Objection Response that it would endeavor to cure a title objection and such title objection remains uncured, shall notify Seller that it will either close notwithstanding the defect without any reduction in the Purchase Price or that it terminates this Agreement. If Buyer terminates this Agreement, the Earnest Money shall be returned to Buyer and the parties will be mutually released from all liabilities and obligations hereunder, except that Buyer either will (i) promptly return to Seller all copies, or (ii) deliver a written certification to Seller of the destruction, of the Property Information provided to Buyer (but excluding copies thereof maintained in electronic format in Buyer’s data archives), upon Seller’s request and payment by Seller to Buyer of Buyer’s actual cost thereof, Buyer shall deliver to Seller any third party reports in respect of the Property obtained by Buyer, and Buyer will continue to be liable for the Surviving Obligations. Buyer’s failure to deliver such notice shall be deemed Buyer’s election to close notwithstanding such title defect. Seller will be deemed to have duly cured any such defects in title if Seller causes the Title Company to agree to provide Buyer, at Closing (at no cost to Buyer), with specific title insurance insuring Buyer over any loss occasioned by such defects, pursuant to an endorsement satisfactory to Buyer in its sole but reasonable discretion. Notwithstanding the foregoing, Seller agrees to satisfy (i) any mortgages created, suffered or permitted by Seller, or (b) other liens against title to the Property (but not those required to be removed by Tenant pursuant to the Lease) which are curable solely by the payment of a liquidated amount of money not to exceed two percent (2%) of the Purchase Price either prior to Closing or simultaneously with Closing by using proceeds from the sale.
ARTICLE 6

RISK OF LOSS AND INSURANCE PROCEEDS
Section 6.1    Casualty. In the event of a casualty that is not a Minor Casualty (as defined below) (a “Major Casualty”), Buyer will have the option, exercisable within fifteen (15) days after receipt of Seller's notice, of either (i) declaring this Agreement terminated in which event Title Company will refund to Buyer the entire Earnest Money whereupon this Agreement and all rights of Buyer hereunder and to the Property will terminate and neither Seller nor Buyer will have any further claim against the other, except that Buyer either will (1) promptly return to Seller all copies, or (2) deliver a written certification to Seller of the destruction, of the Property Information provided to Buyer (but excluding copies thereof maintained in electronic format in Buyer’s data archives), upon Seller’s request and payment by Seller to Buyer of Buyer’s actual cost thereof, Buyer shall deliver to Seller any third party reports in respect of the Property obtained by Buyer, and Buyer will continue to be liable for the Surviving Obligations, or (ii) closing title in accordance with this Agreement and paying in full the Purchase Price, without any abatement thereof or claim against Seller for such loss or damage (except solely that Seller will credit the Purchase Price by the amount of its insurance deductible, if Seller maintains the property insurance), and accepting an assignment at Closing, without recourse, of Seller's rights, if any, to any payments to be made under any applicable hazard insurance policies together with any payments under such policies made to Seller prior to the Closing and not expended to repair or replace such loss, damage or destruction. If Buyer will have failed to timely make an election pursuant to the foregoing sentence Buyer will be deemed to have elected to proceed with the purchase of the Property in accordance with clause (ii) above. In the event of any Minor Casualty, Seller and Buyer shall proceed to close under this Agreement and Buyer will receive (and Seller will assign to Buyer at the Closing Seller’s rights under insurance policies to receive) any insurance proceeds due Seller as a result of such damage or destruction and assume responsibility (subject to Tenant’s obligations under the Lease) for such repair, and Buyer shall receive a credit at Closing for any deductible under said insurance policies. For purposes of this Agreement, the term “Minor Casualty” shall mean such instances where a casualty (i) does not result in Tenant having a right of termination under the Lease or, if Tenant does have such a right, Tenant waives such right of termination in writing not later than five (5) days prior to the scheduled Closing Date, (ii) does not result in Tenant having the right to permanently or temporarily abate or offset its rent under the Lease unless such amounts are covered by rent or business interruption insurance (or Seller agrees in writing to credit Buyer at Closing any amounts not so covered), or (iii) does not result in damage to the Property that is not fully covered by insurance (unless Seller agrees in writing to contribute, as a credit to Buyer against the Purchase Price at Closing, the full amount of such shortage). This paragraph will govern to the extent inconsistent with any applicable law.
Section 6.2    Condemnation. If prior to the Closing, all of the Property will be taken by condemnation, eminent domain or deed in lieu thereof or such a taking is threatened in writing by the applicable governmental authority having jurisdiction over the Property, this Agreement will be automatically canceled, the entire Earnest Money will be returned to Buyer and thereupon neither party will have any further liability or obligation to the other, except that Buyer either will (1) promptly return to Seller all copies, or (2) deliver a written certification to Seller of the destruction, of the Property Information provided to Buyer (but excluding copies thereof maintained in electronic format in Buyer’s data archives), upon Seller’s request and payment by Seller to Buyer of Buyer’s actual cost thereof, Buyer shall deliver to Seller any third party reports in respect of the Property obtained by Buyer, and Buyer will continue to be liable for the Surviving Obligations. If, prior to the Closing, a material portion, but less than all, of the Property will be taken by condemnation, eminent domain or deed in lieu thereof or such a taking is threatened in writing by the applicable governmental authority having jurisdiction over the Property, then in such event Buyer may cancel this Agreement by sending written notice thereof to Seller within fifteen (15) days of Buyer's receipt of notice of such condemnation, eminent domain, conveyance in lieu thereof or other taking, in which event the Title Company will return to Buyer the entire Earnest Money and thereupon neither party will have any further liability or obligations to the other, except that Buyer either will (y) promptly return to Seller all copies, or (z) deliver a written certification to Seller of the destruction, of the Property Information provided to Buyer (but excluding copies thereof maintained in electronic format in Buyer’s data archives), upon Seller’s request and payment by Seller to Buyer of Buyer’s actual cost thereof, Buyer shall deliver to Seller any third party reports in respect of the Property obtained by Buyer, and Buyer will continue to be liable for the Surviving Obligations. If this Agreement is not canceled, Buyer will accept title to the Property subject to the condemnation, eminent domain or taking, in which event on the Closing Date the net proceeds of the award or payment (after payment of all actual reasonable collection costs) will be assigned by Seller to Buyer and net monies theretofore received by Seller in connection with such condemnation, eminent domain or taking will be paid over to Buyer or allowed as a credit against the Purchase Price hereunder. As used in this Section 6.2, the term “material” shall mean a condemnation, eminent domain, other taking, conveyance in lieu thereof or written threat of any of the foregoing which results in, or would result in, (a) Tenant having a right of termination under the Lease and Tenant does not waive such right of termination in writing not later than five (5) days prior to the scheduled Closing Date, or (b) Tenant having a right to permanently or temporarily abate or offset its rent under the Lease.
ARTICLE 7

BROKERS
Section 7.1    Warranty. The parties represent and warrant to each other that no broker or finder was instrumental in arranging or bringing about this transaction other than Newmark Grubb Knight Frank (“Seller’s Broker”).
Section 7.2    Payment of Commission. At Closing, Seller will pay a commission to Seller’s Broker, which will be paid pursuant to a separate agreement between Seller and Seller’s Broker.
Section 7.3    Indemnity. If any other person brings a claim for a commission or finder’s fee based upon any contact, dealings or communication with Buyer or Seller, then the party through whom such person makes its claim will defend the other party (the “Indemnified Party”) from such claim, and will indemnify the Indemnified Party and hold the Indemnified Party harmless from any and all costs, damages, claims, liabilities or expenses (including without limitation, court costs and reasonable attorneys’ fees and disbursements) incurred by the Indemnified Party in defending against the claim. The provisions of this Section will survive the Closing or, if the purchase and sale is not consummated, any cancellation or termination of this Agreement.
ARTICLE 8
OPERATIONS
Section 8.1    Ongoing Operations. During the pendency of this Agreement, but subject to the limitations set forth below, Seller will carry on its businesses and activities relating to the Property substantially in the same manner as it did before the date of this Agreement. Seller will not execute or enter into any lease with respect to the Property or any part thereof, or terminate, amend, modify, extend or waive any rights under the Lease, but Buyer acknowledges that the foregoing shall not limit Seller’s right to consent in its sole discretion to alteration requests made or to be made by Tenant in connection with the TI Allowance referenced in Section 9.4(c) of this Agreement. During the pendency of this Agreement, Seller will not (a) cause or create any easements, encumbrances, or liens to be imposed upon the Property or to allow any amendment or modification to any existing easements or encumbrances; and (b) enter into any agreement under which Seller could become obligated to sell all or any part of the Property.

Section 8.2    New Contracts. Following the expiration of the date that is five (5) days prior to the expiration of the Contingency Period except in the case of any emergency action, Seller shall not enter into any maintenance or repair contract, supply contract, or other similar agreements with respect to the Property, nor shall Seller enter into any agreements modifying any existing maintenance or repair contract, supply contract, or other similar agreements existing agreement, unless: (a) any such agreement or modification will not bind Buyer or the Property after the date of Closing, or (b) such agreement is required under the terms of the Lease.
ARTICLE 9

CLOSING
Section 9.1    Closing Date. Subject to all of the terms of this Agreement, the consummation of the sale and purchase contemplated hereby will be held on or before 5:00 p.m. New York time on August 1, 2016. The Closing hereunder shall take place by mail through an escrow established with the Title Company. The date of Closing is herein referred to as the “Date of Closing” or the “Closing.”
Section 9.2    Seller’s Closing Documents. Seller shall deliver to Buyer at Closing all of the following items (items (a) through (f), (i) and (n), collectively, the “Transfer Documents”):
(a)    A properly executed and acknowledged recordable special warranty deed (the “Deed”) from Seller in the form attached as Exhibit C conveying title to the Real Property and the Improvements and all of Seller’s right, title and interest in and to all rights, benefits, privileges, easements, tenements, hereditaments, rights-of-way and other appurtenances thereon or in any way appertaining thereto to Buyer.
(b)    A quit claim Bill of Sale in the form attached as Exhibit D, duly executed by Seller, conveying to Buyer title to any Personal Property.
(c)    An Assignment and Assumption of the Lease in the form attached as Exhibit E (“Lease Assignment”) duly executed and acknowledged by Seller.
(d)    An Assignment and Assumption of the Contracts in the form attached as Exhibit F (“Contract Assignment”) duly executed by Seller.
(e)    An Assignment in the form attached as Exhibit G duly executed by Seller by which Seller will assign, without recourse, all of Seller’s rights to Buyer in and under: (i) the Plans; (ii) the Licenses, and (iii) the Warranties (the “General Assignment”).
(f)    A sworn statement provided by Seller that it is not a foreign person and containing such other information as may be required by Section 1445 of the Internal Revenue Code and regulations thereunder.

(g)    A letter to Tenant from Seller advising it of the sale and directing it to pay all future rent to Buyer, at such address as Buyer directs.
(h)    If in Seller’s possession or control, the original Lease, any guaranty of Lease, Contracts, Plans, Licenses and Warranties.
(i)    The Escrow Agreement (as hereinafter defined) duly executed by Buyer.
(j)    All keys to the Property which are in Seller’s possession or control.
(k)    An agreement duly executed by Seller indemnifying Buyer from and against liabilities, obligations, actions, suits, proceedings, claims, losses, costs and expenses (including without limitation reasonable attorneys’ fees and costs) caused by the non-performance by Seller prior to the date of Closing of any obligation imposed upon Seller or the Property under that certain Declaration of Development Standards, Covenants and Restrictions for Park 50 Technecenter, dated June 16, 1981 and recorded June 30, 1981 in Misc. Volume 40, Page 310 of the Clermont County Records, as supplemented by First Supplement Declaration of Development Standards, Covenants and Restrictions for Park 50 Technecenter, dated April 6, 1987 and recorded in Deed Volume 737, Page 531 of the Clermont County Records.
(l)    Possession of the Property, subject only to the rights of Tenant in possession thereof.
(m)    A 1099-S form, which will be filed by Buyer or the Title Company.
(n)    The Title Company’s closing statement, duly executed by Seller.
(o)    Documents reasonably required by the Title Company to consummate the transaction contemplated hereby, including such documentation as the Title Company may reasonably require to evidence the authority of Seller to convey the Property to Buyer, transfer tax forms and a title affidavit substantially in the form of Exhibit H, but in no event shall the foregoing obligate Seller to provide any indemnities or other agreements creating liability or cost to Seller.
Section 9.3    Buyer’s Closing Documents. Buyer will deliver to Seller at Closing all of the following items:
(a)    Any documents, instruments or authorizations necessary so as to cause the Title Company to forward the Earnest Money, and all interest earned thereon, to the Seller by wire transfer.
(b)    The cash payment required by Section 1.2 above, subject only to the prorations, credits and adjustments specified herein.
(c)    The Lease Assignment duly executed and acknowledged by Buyer.

(d)    The Contract Assignment duly executed by Buyer.
(e)    The General Assignment duly executed by Buyer.
(f)    An agreement duly executed by Buyer indemnifying Seller from and against liabilities, obligations, actions, suits, proceedings, claims, losses, costs and expenses (including without limitation reasonable attorneys’ fees and costs) caused by the non-performance by Buyer on or after the date of Closing of any obligation imposed upon Buyer or the Property under that certain Declaration of Development Standards, Covenants and Restrictions for Park 50 Technecenter, dated June 16, 1981 and recorded June 30, 1981 in Misc. Volume 40, Page 310 of the Clermont County Records, as supplemented by First Supplement Declaration of Development Standards, Covenants and Restrictions for Park 50 Technecenter, dated April 6, 1987 and recorded in Deed Volume 737, Page 531 of the Clermont County Records.
(g)    The Escrow Agreement duly executed by Buyer.
(h)    The Title Company’s closing statement, duly executed by Buyer.
(i)    Such other and further documentation reasonably required by the Title Company, including such documentation as the Title Company may reasonably require to evidence the authority of Buyer to purchase the Property from Seller.
Section 9.4    Closing Costs.
The following costs and expenses will be paid as follows in connection with the Closing:

(a)    Seller will pay:
(1)    The cost of preparation of the Deed and other documents of conveyance.
(2)    All State, County and City transfer taxes upon delivery to Buyer of the Deed associated with one (1) transfer of the Property (or any interest therein).
(3)    Seller’s attorneys’ fees.
(4)    One half of the escrow fee charged by the Title Company.
(5)    The premium and all other costs and charges for the standard ALTA owner’s title insurance policy, excluding any (i) extended coverage and endorsements Buyer may choose to obtain for the owner’s title insurance policy, (ii) lender's title insurance policy and endorsements or (iii) supplemental coverage Buyer may choose to obtain.

(6)    All amounts required to obtain releases of any mortgages, contracts for deed, mechanic’s liens, or other liens and encumbrances against the Property which Seller is obligated to remove, or which Seller has agreed to remove, of record.
(7)    Such other costs as are allocated to Seller under this Agreement.
(b)    Buyer will pay:
(1)    Buyer attorney’s fees.
(2)    Any filing fee to record the Deed.
(3)    The cost to obtain the Updated Survey.
(4)    All costs and charges for any (i) extended coverage and endorsements Buyer may choose to obtain for the owner’s title insurance policy, (ii) lender's title insurance policy and endorsements or (iii) supplemental coverage Buyer may choose to obtain.
(5)    All costs, fees, expenses, and mortgage registration taxes incurred in connection with any mortgage financing obtained by Buyer.
(6)    One half of the escrow fee charged by the Title Company.
(7)    Such other costs as are allocated to Buyer under this Agreement.
(c)    Seller and Buyer acknowledge that Seller and Tenant entered into that certain Seventh Amendment to Lease Agreement dated as of December 7, 2015 (the “Seventh Amendment”) which Seventh Amendment contemplates certain work to the Premises to be completed by Tenant and the unpaid portion of the $5,972,805 TI Allowance (as such term is defined in the Seventh Amendment) payable by Seller. At Closing, Seller agrees to establish an escrow with the Title Company in the amount of the unpaid portion of the $5,972,805 representing the TI Allowance (the “TI Escrow Fund”) upon such terms and conditions reasonably satisfactory to Seller, Buyer and the Title Company (the “Escrow Agreement”). Upon satisfaction of the terms of Section 8 of the Seventh Amendment by Tenant, the TI Escrow Fund shall be released and paid directly to Tenant provided, however, that if Tenant fails to draw down on all or any portion of the TI Escrow Fund prior to April 30, 2022, the TI Escrow Fund shall be paid to Seller pursuant to the terms and conditions of the Escrow Agreement.
Section 9.5    Taxes and Special Assessments.

Real estate taxes and any other assessments (including, without limitation, any assessments imposed under any declarations, covenants, restrictions or other agreements of record) affecting the Property shall be prorated as of the Date of Closing (unless paid directly by Tenant). If, on the Closing Date, the Property or any part thereof shall be affected by any assessment which is payable in installments, Seller shall have no liability for payment of any installment becoming due on or after the Closing Date. Assessments due and payable on or after the Closing Date shall not be objections to title whether or not the same constitute liens on the Closing Date.
Section 9.6    Proration of Income and Expenses. At the Closing, the following items shall be adjusted and prorated between Seller and Buyer on a per diem basis as of 11:59 P.M. on the day preceding the Date of Closing:
(a)    Rents. Rents and other charges receivable under the Lease, including Reimbursable Expenses (as hereinafter defined), if any shall be prorated by the parties on a per diem basis to the Date of Closing. If after Closing either party receives any rents or other amounts that properly belong to the other party based upon the Closing prorations, such amounts will be immediately remitted to such other party.
(b)    Additional Rent. At the Closing, Seller and Buyer shall mutually, and in good faith, estimate the amount, if any, by which Tenant under the Lease has actually over paid or under paid Reimbursable Expenses (as herein defined) for periods prior to the Closing. As used herein, the term “Reimbursable Expenses” shall mean payments required to be paid by Tenant under the Lease for a portion of ad valorem taxes, insurance, utilities, common area maintenance and/or other operating expenses of the Property, but such term shall not include delinquent and uncollected payments therefor. The amount of any estimated overpayment of Reimbursable Expenses shall be paid by Seller to Buyer at Closing. The amount of any estimated underpayment of Reimbursable Expenses shall be paid by Buyer to Seller at Closing. The parties will adjust the closing prorations for Reimbursable Expenses as and when the actual amounts are known.
(c)    Contracts. Amounts due under the Contracts for the Property shall be prorated by the parties on a per diem basis to the Date of Closing (unless the same are paid directly by Tenant in which case such expenses will not be prorated).
(d)    Utilities. Water, sewage, fire protection inspection services, electric, telephone and all other utility charges will be prorated (unless the same are paid directly by Tenant in which case such expenses will not be prorated). In the event Seller has posted a security deposit with a utility company, such deposit(s) shall remain the property of Seller and Buyer shall post a new security deposit, if required.
(e)    Subsequent Adjustments. If on the Closing Date, the precise figures necessary for any of the foregoing adjustments are not capable of determination, then those adjustments will be made on the basis of good faith estimates of Seller and Buyer using currently available information, and final adjustments will be made promptly after precise figures are determined or available. Notwithstanding anything set forth in this Section 9.6, all prorations shall be deemed final on the one (1) year anniversary of the Date of Closing.
The provisions of this Section 9.6 shall survive Closing for one (1) year.
Section 9.7    Buyer’s Closing Conditions. Buyer’s obligations hereunder are subject to the satisfaction of the following conditions precedent:
(a)    Seller’s Representations and Warranties. All of Seller’s representations and warranties made in this Agreement shall be true and correct as of the Effective Date and as of Date of Closing in all material respects, except for Exception Matters and as otherwise provided in Section 4.3(b) of this Agreement.
(b)    Title Policy. The Title Company shall be prepared to issue at Closing (or prepared to unconditionally commit to issue at Closing, with no “gap”) its extended title policy to Buyer, in the form and substance as agreed to in accordance with Article 5 herein, subject only to the payment of its premiums (at standard rates) for such policy as set forth herein.
(c)    Tenant Estoppel Certificate. Buyer will have received, reviewed and approved a completed, executed tenant estoppel certificate from Tenant, substantially in the form estoppel certificate attached hereto as Exhibit J or such other estoppel provided by Tenant provided that any such estoppel shall satisfy the “Minimum Estoppel Requirements” (the “Tenant Estoppel Certificate”), certified to Buyer and to VEREIT OFC Milford OH, LLC (“Assignee”), dated not more than forty five (45) days prior to the Closing Date, free from material and adverse exception, qualification or modification. Seller will within fifteen (15) business days after the Effective Date, submit the form of Tenant Estoppel Certificate to Tenant for its review, completion and execution; provided, however, this act by Seller places no duty or obligation upon Seller except to deliver the form Tenant Estoppel Certificate to Tenant with such request as provided above. In the event the Tenant Estoppel Certificate is not obtained on or before three (3) business days prior to Closing, Seller shall have the option to extend the Closing for a period of up to thirty (30) days upon prior written notice to Buyer to renew its efforts to obtain a Tenant Estoppel Certificate. Seller has not covenanted that it will be able to deliver a Tenant Estoppel Certificate, and Seller shall not be in default hereunder if a Tenant Estoppel Certificate is not obtained. As used herein, the term “Minimum Estoppel Requirements” shall mean that such estoppel (i) verifies the basic facts of the Lease (term, rental, expiration date and any options) and contains no assertions materially adverse to the landlord or materially contrary to the provisions of the Lease, (ii) confirms to the knowledge of the Tenant that there are no material defaults by the landlord under the Lease and (iii) verifies the amount of any unpaid tenant improvement allowances.
(d)    Transfer Documents. Delivery by Seller of all Transfer Documents.

If at Closing any of the conditions specified in this Section 9.7 have not been satisfied or (if waivable) waived by Buyer, then, unless the failure of the conditions set forth in Section 9.7(a), (b) or (g) above was the result of a willful, intentional default by Seller (in which event the provisions of Section 10.1(b)(i) of this Agreement shall apply), Buyer may, at Buyer’s sole option, either extend the Closing Date for up to sixty (60) days for Seller to satisfy such conditions, by giving written notice to Seller and Title Company of such extension, or deliver to Seller a Buyer’s Cancellation Notice and, upon Seller’s receipt of the Buyer’s Cancellation Notice, the Earnest Money will be refunded to Buyer, and the parties will be mutually released from all liabilities and obligations hereunder, except that Buyer either will (1) promptly return to Seller all copies, or (2) deliver a written certification to Seller of the destruction, of the Property Information provided to Buyer (but excluding copies thereof maintained in electronic format in Buyer’s data archives), upon Seller’s request and payment by Seller to Buyer of Buyer’s actual cost thereof, Buyer shall deliver to Seller any third party reports in respect of the Property obtained by Buyer, and Buyer will continue to be liable for the Surviving Obligations. Buyer shall deliver notice of its election on or prior to the scheduled Closing Date and Buyer’s failure to deliver notice of such election shall be deemed Buyer’s election to extend the Closing for sixty (60) days.
Section 9.8    Seller’s Closing Conditions. Seller’s obligations hereunder are subject to the satisfaction of the following conditions precedent:
(a)    Buyer’s Representations and Warranties. All of Buyer’s representations and warranties made in this Agreement shall be true and correct as of the Effective Date and as of Closing Date in all material respects.
(b)    Transfer Documents. Delivery by Buyer of all Transfer Documents and the Purchase Price.
If at Closing any of the conditions specified in this Section 9.8 have not been satisfied or (if waivable) waived by Seller, Seller may, at Seller’s sole option, either extend the Closing Date for up to sixty (60) days for Buyer to satisfy such conditions, by giving written notice to Buyer and Title Company of such extension, or deliver to Buyer a notice of default under Section 10.1(a) of this Agreement, in which event the provisions thereof shall apply. Seller shall deliver notice of its election on or prior to the fifth (5th) business day after the scheduled Closing Date and Seller’s failure to deliver notice of such election shall be deemed Seller’s election to extend the Closing for sixty (60) days.
ARTICLE 10

MISCELLANEOUS
Section 10.1    Remedies.
(a)    If Buyer defaults in the performance of this Agreement for more than ten (10) days after written notice from Seller (except the grace period or notice required if Buyer defaults in the payment of the Purchase Price on the Closing Date shall be only one (1) business day after written notice from Seller), Seller may terminate this Agreement and the Title Company will pay Seller all of the Earnest Money which Seller may retain, which amount is agreed upon by and between Seller and Buyer as liquidated damages due to the difficulty and inconvenience of ascertaining and measuring actual damages and the uncertainty thereof; and no other damages, rights or remedies at law or in equity shall in any case be collectible, enforceable or available to Seller, but Seller shall accept said cash payment as Seller’s total damages and relief; provided, however, that Seller’s receipt and acceptance of the Earnest Money will not prejudice, waive or in any manner affect any and all remedies available at law, in equity, or hereunder with respect to enforcing Buyer’s Surviving Obligations, which will survive such cancellation. Upon such termination, the parties will be mutually released from all liabilities and obligations hereunder, except that Buyer either will (1) promptly return to Seller all copies, or (2) deliver a written certification to Seller of the destruction, of the Property Information provided to Buyer (but excluding copies thereof maintained in electronic format in Buyer’s data archives), upon Seller’s request and payment by Seller to Buyer of Buyer’s actual cost thereof, Buyer shall deliver to Seller any third party reports in respect of the Property obtained by Buyer, and Buyer will continue to be liable for the Surviving Obligations.
(b)    If Seller defaults in the performance of this Agreement for more than ten (10) days after written notice from Buyer, Buyer, as its sole and exclusive remedy, may either: (i) cancel and terminate this Agreement by written notice, and upon such termination, the Title Company will pay Buyer all of the Earnest Money, Seller shall promptly reimburse Buyer for all of Buyer’s reasonable out-of-pocket third-party expenses (including, without limitation, reasonable attorneys’ fees) incurred in connection with the Property, Buyer’s diligence thereof or the transactions contemplated by this Agreement as evidenced by “paid” invoices and other evidence reasonably satisfactory to Seller up to a maximum of Fifty Thousand Dollars ($50,000.00) in the aggregate and thereafter neither party shall have any further liability hereunder, except that Buyer either will (1) promptly return to Seller all copies, or (2) deliver a written certification to Seller of the destruction, of the Property Information provided to Buyer (but excluding copies thereof maintained in electronic format in Buyer’s data archives), upon Seller’s request and payment by Seller to Buyer of Buyer’s actual cost thereof, Buyer shall deliver to Seller any third party reports in respect of the Property obtained by Buyer, and Buyer will continue to be liable for the Surviving Obligations or, (ii) as an alternative remedy to such cancellation, Buyer may apply for a decree of specific performance, provided that any suit for specific performance must be brought within sixty (60) days after Seller’s default. Buyer’s failure to bring such suit within sixty (60) days after Seller’s default shall be deemed a waiver of the right to bring suit at any later date and constitute Buyer’s election to terminate this Agreement in accordance with the terms of Section 10.1(b)(i) above. In no event will Seller be liable or responsible for (and Buyer hereby waives) all claims to recover any monetary damages whatsoever, whether general, special, incidental or consequential allegedly arising from any breach of this contract by Seller, except as provided in this Section and Sections 4.2 and 10.4, but subject in all cases to the limitations of Section 10.13 of this Agreement. Notwithstanding the foregoing, if Buyer sues for specific performance, Buyer is otherwise entitled to the remedy of specific performance, but specific performance is unavailable as a remedy to Buyer by reason of Seller’s conveyance of the Property to an unrelated third party in contravention of this Agreement, Buyer will be entitled to pursue all rights and remedies available at law or in equity.
/s/ TW                    /s/ LJ
Buyer’s Initials            Seller’s Initials

Section 10.2    Notices. Any notices required or permitted to be given hereunder will be given in writing, signed by the party giving the same, and will be delivered (a) in person, (b) by a commercial overnight courier that guarantees next business day delivery and provides a receipt, or (c) by electronic mail (with delivery receipt confirmation) or facsimile (when followed by delivery via nationally recognized overnight courier), and such notices will be addressed as follows:

To Seller:	c/o Lexington Realty Trust One Penn Plaza, Suite 4015 New York, NY 10119 Attention: Lara Johnson Phone: (212) 692-7200 Fax: (212) 594-6600 E-mail: ljohnson@lxp.com
with a copy to:	c/o Lexington Realty Trust One Penn Plaza, Suite 4015 New York, NY 10119 Attention: Joseph Bonventre, Esquire Phone: (212) 692-7250 Fax: (212) 594-6600 E-mail: jbonventre@lxp.com
with a copy to:	Eiseman Levine Lehrhaupt & Kakoyiannis P.C. 805 Third Avenue New York, New York 10022 Attention: Jonathan Eiseman, Esq. Phone: (212) 752-1000 Fax: (212) 355-4608 E-Mail: jeiseman@eisemanlevine.com
To Buyer:	VEREIT Acquisitions, LLC c/o VEREIT, Inc. 2325 E. Camelback Road, Suite 1100 Phoenix, AZ 85016 Attn: Daniel T. Haug, Esq. Tel: (602) 778-8700 Fax: (480) 449-7012 Email: dhaug@vereit.com
with a copy to:	DLA Piper LLP (US) 2525 East Camelback Road Suite 1000 Phoenix, AZ 85016 Attention: Kevin T. Lytle, Esq. Tel.: (480) 606-5147 Fax: (480) 606-5520 Email: kevin.lytle@dlapiper.com
To Title Company:	First American Title Insurance Company 2425 E. Camelback Road, Suite 300 Phoenix, Arizona 85016 Attention: Brandon Grajewski Tel: (602) 567-8145 Fax: (602) 567-8101 Email: bgrajewski@firstam.com or to such other address as either party may from time to time specify in writing to the other party. Any notice, personally delivered, will be effective upon delivery. Any such communication, if sent via electronic mail or if sent via facsimile, will be deemed to have been given and received on the day indicated on either the electronic mail or the confirmed facsimile delivery transmission (provided duplicate copy is also sent via overnight courier). If the last day of a period within which either party is required or allowed to provide a notice, demand, offer, election, acceptance or other communication hereunder should fall upon a Saturday, Sunday or legal holiday then, the next full business day will be included in such period and such notice, offer, demand, request or communication may be made and given on such next full business day. Notices may be delivered on behalf of the parties by their respective attorneys.

Section 10.3    Entire Agreement. This Agreement, together with the Exhibits and schedules hereto, contains all representations, warranties and covenants made by Buyer and Seller and constitutes the entire understanding between the parties hereto with respect to the subject matter hereof. Any prior correspondence, memoranda or agreements are replaced in total by this Agreement together with the Exhibits and schedules hereto.
Section 10.4    Attorneys’ Fees. If either party hereto fails to perform any of its obligations under this Agreement or if any dispute arises between the parties hereto concerning the meaning or interpretation of any provision of this Agreement, then the defaulting party or the party not prevailing in such dispute, as the case may be, will pay any and all reasonable costs and expenses incurred by the other party on account of such default and/or in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys’ fees and disbursements. The provisions of this Section 10.4 shall survive the cancellation or termination of this Agreement.
Section 10.5    Assignment. Buyer’s rights and obligations hereunder will not be assignable without the prior written consent of Seller in Seller’s sole discretion. Any such assignment shall be null and void. Notwithstanding the foregoing, Buyer will have the right, without the necessity of obtaining Seller’s consent but with contemporaneous written notice to Seller, to assign its right, title and interest in and to this Agreement to Assignee or to a separate entity controlled by, controlling or under common control with Buyer, at any time before the Closing Date. Buyer will not be released from any of its obligations or liabilities hereunder in connection with any assignment.
Section 10.6    Signatures in Counterparts and By Facsimile/E-mail. The undersigned agree that this instrument may be signed in any number of counterparts, each of which will constitute an original, and that a facsimile copy or e-mail copy of any signature of any party will be deemed as enforceable and effective as an original signature. All such counterparts together will constitute one and the same instrument.
Section 10.7    Governing Law. This Agreement is delivered in, relates to real and personal property located in, and shall be governed by and construed according to the substantive laws and judicial decisions of the State of Ohio (regardless of the place of business, residence, location or domicile of the parties hereto or any of their constituent members, partners or principals). Each party hereby submits to non-exclusive personal jurisdiction in the State of Ohio for the enforcement of this Agreement and hereby waives any claim or right under the laws of any other state or of the United States to object to such jurisdiction. If such litigation is commenced, each party agrees that service of process may be made by serving a copy of the summons and complaint upon each party, through any lawful means, including upon its registered agent within the State of Ohio, whom each party hereby appoints as its agent for this purpose. The means of obtaining personal jurisdiction and perfecting service of process set forth above are not intended to be exclusive but are in addition to all other means of obtaining personal jurisdiction and perfecting service of process now or hereafter provided by applicable law. Seller and Buyer hereby irrevocably and unconditionally waive any and all right to trial by jury in any action, suit or counterclaim arising in connection with, out of or otherwise relating to, this Agreement. The provisions of this Section 10.7 shall survive the Closing or termination hereof.
Section 10.8    Confidentiality. Buyer will maintain as confidential any and all material obtained about Seller, the Property, Tenant, this Agreement or the transactions contemplated hereby, including, without limitation, Property Information, and will not disclose such information to any third party except as set forth herein. Notwithstanding the foregoing, Buyer will have the right to disclose information with respect to the Property to its officers, directors, employees, attorneys, accountants, environmental auditors, engineers, potential partners and lenders, and permitted assignees under this Agreement and other consultants to the extent necessary for Buyer to evaluate its acquisition of the Property provided that all such persons are told that such information is confidential and agree to keep such information confidential. If Buyer acquires the Property from Seller, Buyer will have the right, subsequent to the Closing of such acquisition, to publicize the transaction provided Buyer will not use the name of Seller or any derivative name of Lexington Realty Trust in any such press release without the express written consent of Seller. Without otherwise limiting the foregoing, this Section 10.8 shall not apply to (i) any information obtained from third parties or available to the general public, in each case other than third party reports obtained by Buyer; nor (ii) any and all disclosures required by law. The provisions of this paragraph relating only to the confidentiality of information regarding Seller and the limitations on publicity will survive the Closing or any termination of this Agreement.
Section 10.9    Interpretation of Agreement. The article, section and other headings of this Agreement are for convenience of reference only and will not be construed to affect the meaning of any provision contained herein. Where the context so requires, the use of the singular will include the plural and vice versa and the use of the masculine will include the feminine and the neuter. The term “person” will include any individual, partnership, joint venture, corporation, trust, unincorporated association, any other entity and any government or any department or agency thereof, whether acting in an individual, fiduciary or other capacity.
Section 10.10    Amendments. This Agreement may be amended or modified only by a written instrument signed by Buyer and Seller.
Section 10.11    No Recording. This Agreement, a memorandum of this Agreement, or any other document that would constitute an exception to Seller’s title shall not be recorded and the provisions hereof shall not constitute a lien on the Property, except in connection with a specific performance action to enforce this Agreement. In the event Buyer encumbers title to the Property in violation of this Section 10.11, Seller shall be entitled to a payment by Buyer of liquidated damages in the amount of the lesser of: (a) the Earnest Money, or (b) the maximum amount permitted by law, together with reasonable attorneys’ fees incurred in the enforcement of this section; provided, however in the event Buyer removes any encumbrance against title to such Property within ten (10) business days after written demand from Seller, no such payment shall become due. Such amount is agreed upon by and between Seller and Buyer as liquidated damages due to the difficulty and inconvenience of ascertaining and measuring actual damages and the uncertainty thereof associated with Buyer’s breach of this Section 10.11.
Section 10.12    No Third Party Beneficiary. The provisions of this Agreement are not intended to benefit any third parties.
Section 10.13    Limitation on Liability. Notwithstanding anything to the contrary contained herein, after the Closing, the maximum aggregate liability of Seller, and the maximum aggregate amount which may be awarded to and collected by Buyer under this Agreement or any documents executed pursuant hereto or in connection herewith, will under no circumstances whatsoever exceed NINE HUNDRED EIGHTY TWO THOUSAND FIVE HUNDRED DOLLARS ($982,500.00).
Section 10.14    §1031 Exchange. Notwithstanding Section 10.5, either Buyer or Seller may designate the Property as part of a 1031 Exchange under the Internal Revenue Code of 1986, as amended. In such event, Buyer and Seller respectively agree to cooperate with the other in such transaction, including, but not limited to, executing any commercially reasonable documents requested by the designating party and cooperating in a commercially reasonable manner with any facilitator in such transaction, provided that (i) the nondesignating party shall not incur any liability in connection with the exchange, (ii) the nondesignating party shall not be obligated to take title to any real property, (iii) the Date of Closing shall not be extended to accommodate nor shall the Closing be conditioned on consummation of the exchange, and (iv) any and all additional costs and charges attributable to the exchange including, without limitation, actual attorneys’ fees, brokers’ commissions and other transaction-related expenses shall be paid for by the designating party immediately upon demand by the nondesignating party.
Section 10.15    Survival. Except as expressly set forth to the contrary herein, no representations, warranties, covenants or agreements of Seller or Buyer contained herein will survive the Closing.
Section 10.16    Escrow Agent.
(a)    The Title Company shall accept the Earnest Money with the understanding of the parties that Title Company is not a party to this Agreement except to the extent of its specific responsibilities hereunder, and does not assume or have any liability for the performance or non-performance of Buyer or Seller hereunder to either of them.
(b)    The Title Company shall be protected in relying upon the accuracy, acting in reliance upon the contents, and assuming the genuineness of any notice, demand, certificate, signature,

instrument or other document which is given to the Title Company without verifying the truth or accuracy of any such notice, demand, certificate, signature, instrument or other document.
(c)    The Title Company shall not be bound in any way by any other agreement or understanding between the parties hereto, whether or not the Title Company has knowledge thereof or consents thereto unless such consent is given in writing.
(d)    The Title Company’s sole duties and responsibilities under this Agreement as escrow agent for the Earnest Money shall be to hold and disburse the Earnest Money in accordance with this Agreement.
(e)    The Title Company shall not be liable for any action taken or omitted by the Title Company in good faith and believed by the Title Company to be authorized or within its rights or powers conferred upon it by this Agreement, except for damage caused by the fraud, willful misconduct or negligence of the Title Company.
(f)    Upon the disbursement of the Earnest Money in accordance with the terms of this Agreement, the Title Company shall be relieved and released from any liability under this Agreement.
(g)    The Title Company may resign at any time upon at least ten (10) days prior written notice to the parties hereto. If, prior to the effective date of such resignation, the parties hereto shall all have approved, in writing, a successor escrow agent, then upon the resignation of the Title Company, the Title Company shall deliver the Earnest Money to such successor escrow agent. From and after such resignation and the delivery of the Earnest Money to such successor escrow agent, the Title Company shall be fully relieved of all of its duties, responsibilities and obligations under this Agreement, all of which duties, responsibilities and obligations shall be performed by the appointed successor escrow agent. If for any reason the parties hereto shall not approve a successor escrow agent within such period, the Title Company may bring any appropriate action or proceeding for leave to deposit the Earnest Money with a court of competent jurisdiction, pending the approval of a successor escrow agent, and upon such deposit the Title Company shall be fully relieved of all of its duties, responsibilities and obligations under this Agreement.
(h)    Seller and Buyer hereby agree to, jointly and severally, indemnify, defend and hold the Title Company harmless from and against any liabilities, damages, losses, costs or expenses incurred by, or claims or charges made against, the Title Company (including reasonably attorneys’ fees, expenses and court costs) by reason of the Title Company’s acting or failing to act in connection with any of the matters contemplated by this Agreement in its capacity as escrow agent for the Earnest Money or in carrying out the terms of this Agreement, except as a result of the Title Company’s fraud, willful misconduct or negligence.
(i)    In the event that a dispute shall arise in connection with this Agreement, or as to the rights of any of the parties in and to, or the disposition of, the Earnest Money, either party (a “Demanding Party”) may deliver to the other party and the Title Company a written demand for payment of the Earnest Money (the “Demand”). The Title Company shall pay the Earnest Money to the Demanding Party unless the other party, within ten (10) days following the delivery of the

Demand to the other party, shall deliver written notice (the “Dispute Notice”) to the Title Company and the Demanding Party stating that the other party disputes the right of the Demanding Party to receive payment of the Earnest Money. If the other party fails to timely deliver a Dispute Notice to the Title Company and the Demanding Party, the Title Company, promptly upon the expiration of such ten (10) day period, shall pay the Earnest Money to the Demanding Party without further authorization or direction from the other party and conclusively shall be discharged and released from any liability or obligation to the other party with respect to such payment. If the other party timely delivers a Dispute Notice to the Title Company and the Demanding Party, the Title Company either shall (w) hold and retain all or any part of the Earnest Money until such dispute is settled or finally determined by litigation, arbitration or otherwise, or (x) deposit the Earnest Money in an appropriate court of law, following which the Title Company shall thereby and thereafter be relieved and released from any liability or obligation under this Agreement, or (y) institute an action in interpleader or other similar action permitted by stakeholders in the State of New York, or (z) interplead any of the parties in any action or proceeding which may be brought to determine the rights of the parties to all or any part of the Earnest Money. Notwithstanding anything to the contrary contained herein, Seller, Buyer and Title Company each hereby acknowledges and agrees that payment of the Earnest Money to Buyer pursuant to Section 3.1 of this Agreement or Seller pursuant to Section 9.3 of this Agreement shall not require written demand therefor by the party to whom the Earnest Money is to be paid, nor shall such payment be subject to objection by the other party.
(j)    The Title Company shall not have any liability or obligation for loss of all or any portion of the Earnest Money by reason of the insolvency or failure of the institution of depository with whom the escrow account is maintained.
Section 10.17    Non-Imputation. Buyer hereby acknowledges that the obligations of Seller hereunder are those solely of Seller and not of its partners (direct or indirect), officers, directors, shareholders, members, managers, affiliates, agents or employees (collectively the “Seller’s Affiliates”). Buyer shall have no right to seek damages from, or allege a cause of action against, the Seller’s Affiliates. Buyer hereby agrees that its sole recourse for any actions, claims, liabilities, damages and demands of every nature whatsoever, whether known or unknown, arising out of any matter in connection with this Agreement or the transactions contemplated hereby, to the extent specifically provided for in this Agreement, shall be to Seller’s interest in the Property and the net proceeds thereof and Buyer specifically agrees that neither the Seller nor the Seller’s Affiliates shall be personally liable for any judgment or the payment of any monetary obligations to Buyer.
Section 10.18    Waiver of Jury Trial. The parties hereto waive trial by jury in any action, proceeding or counterclaim arising out of this Agreement. The provisions of this section shall survive delivery of the Deed.
Section 10.19    TIME IS OF THE ESSENCE. TIME SHALL BE OF THE ESSENCE in the performance by Buyer and Seller of all of their respective obligations hereunder.
Section 10.20    No Construction Against Drafter. The parties took an equal share in drafting this Agreement; therefore no rule of contract construction that would operate to construe this Agreement or any part thereof strictly against the drafter shall be applied in any action or proceeding relating hereto.

Section 10.21    Contract Execution. Notwithstanding any provision contained in this Agreement to the contrary, this Agreement shall become effective only after the execution and delivery of this Agreement by each of the parties hereto and no course of conduct, oral agreement or written memoranda shall bind Buyer or Seller or the parties hereto with respect to the subject matter hereof except this Agreement.
Section 10.22    SEC Filing Information. In order to enable Buyer to comply with certain reporting requirements of the Securities and Exchange Commission (the "SEC"), including, without limitation, SEC Rule 3-14 of Regulation S-X, Seller agrees to provide Buyer and its representatives, upon Buyer's written request, Seller's most current operating statements relating to the financial operation of the Property for the current and immediately prior fiscal years, and support for statements (collectively, the "SEC Filing Information"). Seller acknowledges that certain of the SEC Filing Information may be included or disclosed in filings required to be made by Buyer with the SEC. Seller will cooperate, at no cost to Seller, in providing the SEC Filing Information and answering questions with respect thereto as they arise. The provisions of this Section 10.22 shall survive Closing for a period of one (1) year.

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The parties hereto have executed this Agreement as of the date set forth in the first paragraph of this Agreement.

SELLER:	ACQUIPORT MILFORD LLC, a Delaware limited liability company

By:	LXP Manager Corp., a Delaware corporation, its manager

By: /s/Lara S. Johnson Name: Lara S. Johnson Title: Vice President

BUYER:	VEREIT ACQUISITIONS, LLC, a Delaware limited liability company

By: /s/Todd J. Weiss Name: Todd J. Weiss Title: Authorized Officer

The Agreement has been received by the Title Company this 27th day of June, 2016. By its execution of this Agreement, below, the Title Company hereby and agrees to be bound by the terms hereof to the extent that the Agreement imposes duties upon the Title Company.

FIRST AMERICAN TITLE INSURANCE COMPANY By: /s/ Brandon Grajewski Name: Brandon Grajewski Title: Escrow Officer

EXHIBITS
TO
PURCHASE AGREEMENT

EXHIBIT A	Real Property Description
EXHIBIT B	Description of Lease
EXHIBIT C	Form of Deed
EXHIBIT D	Form of Bill of Sale
EXHIBIT E	Form of Lease Assignment
EXHIBIT F	Form of Contract Assignment
EXHIBIT G	Form of General Assignment
EXHIBIT H	Form of Title Affidavit
EXHIBIT I	Form of Tenant Estoppel Certificate
SCHEDULE A	Contracts

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